UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM 8-K
                                CURRENT REPORT
   Pursuant to Section 13 or 15 (d) of  the Securities Exchange Act of 1934
  ---------------------------------------------------------------------------




                       Date of Report:  December 9, 1998

                     First Merchants Acceptance Corporation
                   -----------------------------------------
            (Exact name of registrant as specified in its charter)


     Delaware                 0-24686             36-3759045
     ----------          ---------------     -----------------
(State of incorporation     (Commission      (IRS Employer of
 or other jurisdiction)     File Number)     Identification No.)




                303 W. Erie, Suite 410, Chicago, Illinois 60610
       -----------------------------------------------------------------
          (Address of principal executive offices)          (Zip Code)




                                (312) 397-3100
                                ---------------
                        (Registrants telephone number)



FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF DEFICIENCY IN NET ASSETS AVAILABLE IN LIQUIDATION (LIQUIDATION BASIS)
AS OF DECEMBER 31, 1997

Dollars and amounts in thousands

ASSETS
Cash                                                                 $   284
Finance receivables, net of allowance
  for credit losses of $12,289                                        68,106
Residuals in finance receivables sold                                 16,440
Investments held in trust                                             20,550
Due from trusts                                                        2,279
Income taxes receivable                                               12,170
Repossessed collateral                                                 1,288
Property and equipment, held for sale                                    625
Other assets                                                             434
                                                                    --------
Total assets                                                         122,176
                                                                    --------
LIABILITIES
Debtor-in-possession financing                                        10,318
Secured borrowings under working capital line of credit                  554
Notes payable - securitized pools                                     60,291
New debt of reorganized company                                       44,000
Obligation due under secured claim recovery amount                     9,410
Obligations due under Excess Collections Split Agreement
  and Modified UDC Fee                                                 9,553
Accounts payable - pre petition                                        1,046
Accounts payable and accrued expenses - post petition                  3,935
                                                                    --------
Total liabilities                                                    139,107
                                                                    --------
 Deficiency in net assets available in liquidation                  $(16,931)
                                                                    ========
See accompanying notes to consolidated financial statements.



FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CHANGES IN DEFICIENCY IN NET ASSETS
AVAILABLE IN LIQUIDATION
(LIQUIDATION BASIS)
FOR THE PERIOD ENDED DECEMBER 31, 1997

Dollars in thousands

Stockholders' Deficit
  at December 31, 1997 (date liquidation basis of
  accounting was adopted)                                 $(46,114)

Effect of adoption of liquidation basis of
  accounting, debt discharged upon confirmation
  of the Plan of Reorganization                             29,183
                                                           -------
Deficiency in net assets available in liquidation
  at December 31, 1997                                    $(16,931)
                                                           =======


See accompanying notes to consolidated financial statements.



FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEET
(GOING CONCERN BASIS)
AS OF DECEMBER 31, 1996
Dollars and amounts in thousands except par values

 ASSETS
Cash                                                                 $     984
Finance receivables, net of allowance for
 credit losses of $60,583                                              169,809
Finance receivables held for sale                                       42,265
Residuals in finance receivables sold                                    6,868
Investments held in trust                                               19,251
Due from trusts                                                          1,038
Income taxes receivable                                                 10,816
Repossessed collateral                                                   1,822
Property and equipment, net                                              6,670
Other assets                                                             2,496
                                                                     ---------
    Total assets                                                     $ 262,019
                                                                     =========
LIABILITIES
Secured borrowings under senior revolving credit facility            $  33,300
Notes payable - securitized pools                                      133,709
Subordinated reset notes, net                                           63,760
Accounts payable and accrued expenses                                   13,195
                                                                      --------
    Total liabilities                                                  243,964
                                                                      --------
STOCKHOLDERS' EQUITY
Preferred stock - $100 par value,
 500 shares authorized, no shares issued and outstanding                    --
Common stock - $.01 par value:
 Non-voting, 300 shares authorized,
   no shares issued or outstanding                                          --
 Voting - 20,000 shares authorized, 6,531                                   65
   shares issued or outstanding on December 31, 1996
Additional paid-in-capital                                              75,040
Accumulated deficit                                                    (57,050)
                                                                      --------
 Total stockholders' equity                                             18,055
                                                                      --------
   Total liabilities and stockholders' equity                        $ 262,019
                                                                      ========

Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2. Therefore, this presentation format is no longer applicable. The effect of adopting the liquidation basis of accounting is reported in the consolidated statement of changes in deficiency in net assets available in liquidation.


See accompanying notes to consolidated financial statements.



FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF OPERATIONS
(GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars and amounts in thousands except per share data

Revenues
Interest income - finance receivables                                  $37,098
Other portfolio income                                                   1,395
Gain (loss) on sale of finance receivables                              (6,892)
Servicing fees                                                          14,311
                                                                       -------
     Total revenues                                                     45,912
                                                                       -------
Expenses
Interest expense                                                        20,920
Provision for credit losses                                             11,451
Operating expenses:
  Employee compensation and related costs                               24,110
  Other operating expenses                                              20,167
                                                                       -------
          Total expenses                                                76,648
                                                                       -------
(Loss) before reorganization expenses                                  (30,736)

Reorganization expenses                                                 31,603
                                                                       -------
     Net (loss)                                                       $(62,339)
                                                                       =======
Basic (loss)
  per share                                                             $(9.67)

Diluted (loss) per
  share                                                                  (9.67)
Weighted average number of common
  shares outstanding                                                     6,448


Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2. Therefore, this presentation format is no longer applicable. The effect of adopting the liquidation basis of accounting is reported in the consolidated statement of changes in deficiency in net assets available in liquidation.

See accompanying notes to consolidated financial statements.



FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars and amounts in thousands except per share data

                                                                                Tota
                                                                               Stock
                                             Additional           Retained   holders
                                       Common  Paid-in   Treasury Earnings     Equit
                                        Stock  Capital      Stock(Deficit)  (Deficit

                                                                                  <c
Balance December 31, 1996                $65  $75,040       $  --$(57,050)    $18,05

Purchase of 134 shares of common stock     --       --    (1,830)       --    (1,830
Net loss                                   --       --         -- (62,339)   (62,339
                                      -------  -------    -------  -------    ------
Balance December 31, 1997                $65   $75,040  $(1,830) $(119,389) $(46,114
                                      =======  =======    ======= =======    =======

Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2.  Therefore, this presentation format is no longer applicable.  The effect of adopting the liquidation basis of accounting is reported i the consolidated statement of changes in deficiency in net assets available in liquidation.


See accompanying notes to consolidated financial statements.
/TABLE

FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CASH FLOWS
(GOING CONCERN BASIS)
FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars in thousands

Cash Flows From Operating Activities
Net (loss)                                                        $(62,339)
Adjustments to reconcile net (loss) to net
 cash provided by operating activities:
 Provision for credit losses                                         11,452
  (Gain) loss on sale of finance receivables                          6,892
  Depreciation                                                        2,183
  Amortization of debt issuance costs                                   347
  Amortization of securitization discount                                19
  (Increase) decrease in:
    Accrued interest income and deferred revenue                      3,237
   Due from trusts                                                   (1,241)
   Other assets                                                       2,062
   Income taxes receivable/payable                                   (1,354)
 Increase (decrease) in:
    Accounts payable and accrued expenses                           (11,161)
    Obligation due under secured claim recovery
      amount                                                          9,410
  Reorganization items:
    Obligation due under Excess Collections Split
      Agreement and Modified UDC Fee obligation                       9,553
    Impairment of property and equipment                              8,907
    Provision for rejected executory contracts
      and real property leases                                        3,798
    Employee retention program                                        3,131
    Professional fees and other                                       3,076
    Write-off of pre-petition debt issuance costs                     2,018
    Loss on sale of finance receivables                               1,120
  Purchases of finance receivables held for sale                   (224,933)
  Proceeds from sales of finance receivables
    held for sale                                                   279,182
                                                                   --------
Net cash flows provided by
  operating activities                                               45,359

Cash Flows From Investing Activities
Principal payments on finance receivables, net                       67,552
(Increase) in investments held in trust, net                         (1,299)
Residuals in finance receivables sold, net                           (9,572)
Purchases of property and equipment                                  (6,058)
Proceeds from sales of property and equipment                         1,013
                                                                   --------
Net cash flows provided by investing activities                      51,636



FIRST MERCHANTS ACCEPTANCE CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENT OF CASH FLOWS - (CONTINUED)
(GOING CONCERN BASIS)

FOR THE YEAR ENDED DECEMBER 31, 1997
Dollars in thousands


Cash Flows From Financing Activities
Purchase of treasury stock                                           (1,830)
Repayment of notes payable - securitized pools                      (73,437)
Increase in debtor-in-process financing, net                         10,318
Increase in secured borrowings under
 working capital line of credit, net                                    554
Net borrowings (payments) under
  senior revolving credit facility                                  (33,300)
                                                                    --------
Net cash flows (used in) financing activities                       (97,695)
                                                                    --------
Net (decrease) in cash                                                 (700)

Cash balance beginning of year                                          984
                                                                    --------
Cash balance end of year                                             $  284
                                                                    ========

Effective December 31, 1997, the Company changed to the liquidation basis of accounting as explained in Note 2. Therefore, this presentation format is no longer applicable. The effect of adopting the liquidation basis of accounting is reported in the consolidated statement of changes in deficiency in net assets available in liquidation.


See accompanying notes to consolidated financial statements.



FIRST MERCHANTS ACCEPTANCE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Bankruptcy Proceedings

First Merchants Acceptance Corporation (the "Company") was a specialty consumer finance company engaged in financing the purchase of automobiles through the acquisition of dealer-originated retail installment contracts ("finance contracts") collateralized by the underlying automobiles.

The Company's acquisition of finance contracts was principally funded by a senior revolving credit facility (the "Senior Revolving Credit Facility") with a nine-member bank group (the "Bank Group") and by a series of securitization transactions (the "Securitized Pools"). The Senior Revolving Credit Facility was secured by certain finance contracts (the "Owned Contracts") pledged to the Bank Group. The securitization transactions were secured by certain finance contracts pledged to the securitization trusts. In 1995 and 1996, the Company issued subordinated debt (the "1995 Notes" and "1996 Notes") which were unsecured obligations.

In 1996, the Company experienced substantial delinquencies and losses with respect to its portfolio of finance contracts. Certain members of the Company's senior management made unauthorized entries in the Company's accounting records in an effort to conceal delinquencies and credit losses and their corresponding effects on the Company's financial statements (see Note 3). Because of the accounting irregularities, the Company was out of compliance with certain representations and covenants under its financing arrangements and securitization agreements. Although all payments due under such financing arrangements had been made on a timely basis, an event of default existed with respect to the Senior Revolving Credit Facility which by its terms, expired on June 30, 1997. The Company and the Bank Group attempted to negotiate various workout and forbearance agreements but, as of the maturity date of the Senior Revolving Credit Facility, no agreement was reached. In early July 1997, the Bank Group refused to honor the Company's checks. On July 11, 1997, the Company filed a voluntary petition (the "Chapter 11 Petition") for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Proceeding") in the District of Delaware (the "Bankruptcy Court").

After filing the Chapter 11 Petition, the Company managed its business as a "debtor-in-possession" subject to the supervision and control of the Bankruptcy Court. As the Company's assets were pledged to secure obligations to its lenders, the Company, as the servicer of the Owned Contracts and Securitized Pools, was required to remit all cash collections received on the loan pools to its lenders or to the securitization trusts. Because of a lack of available funding the Company had discontinued its purchases of finance contracts and implemented a number of cost saving measures including the closure of its origination branch offices and the reduction of its workforce.

First Merchants Residential Credit Corporation ("FMRCC"), a subsidiary of the Company established for the purpose of originating home mortgage loans, filed a Chapter 11 Petition on September 9, 1997. Its primary assets were sold at auction on September 22, 1997 resulting in a loss of approximately $385,000.

DIP Facility
At the commencement of the Company's Chapter 11 Proceeding, the Ugly Duckling Corporation ("UDC") agreed to provide up to $10 million of



"debtor-in-possession" financing (the "DIP Facility"). Borrowings under the DIP Facility originally were to mature on February 28, 1998 and accrue interest at the rate of 12% per annum. The DIP Facility was secured by super priority administrative expense claims and liens, subject to existing liens, on all of the Company's assets then existing or thereafter acquired. The DIP Facility was subsequently amended (i) to provide for additional advances to pay administrative and post-plan confirmation operating expenses of the Company, provided that total advances under the DIP Facility could not exceed $21.5 million, (ii) to provide for payment of certain fees of the lender, (iii) to reduce the interest rate on borrowings outstanding under the DIP Facility to 10% per annum from and after the Effective Date of the confirmed Chapter 11 Plan; and (iv) to extend the maturity date of the DIP Facility to December 31, 2000.

The first $10 million of tax refunds are being used to pay down the DIP Facility and will permanently reduce the amount of the DIP Facility. Thereafter, the DIP Facility will be paid down from the Company's retained rights in the excess cash flow (the "B Pieces") which are included as investments held in trust, residuals in finance receivables sold and finance receivables on the financial statements after the securitization debt and related obligations are paid, and after payment of the Secured Claim Recovery Amount (defined below). Payments made from other sources will not permanently reduce the amount of the DIP Facility.

The increase in the DIP Facility to $21.5 million was agreed to in exchange for an agreement by the parties involved to assign to UDC for collection the receivables in the Securitized Pools that were charged off prior to February 28, 1998. Pursuant to such agreement, UDC is entitled to retain 27.5% out of every dollar collected on the charged off receivables. The remaining 72.5% out of every dollar collected will be accumulated in an interest bearing escrow account ("Charge-off Receivable Funds").

When the aggregate of the spread accounts in the Securitized Pools reaches a certain coverage point, all monies in the Charge-off Receivable Funds will be released from the escrow account. One percent of the face amount of all receivables in the Securitized Pools charged off prior to or on November 30, 1997 and two percent of the face amount of all receivables in the Securitized Pools charged off from December 1, 1997 to and including February 28, 1998 will be released back to the applicable pool and will be available for distribution in accordance with the Excess Collection Split (defined below) and applicable spread account agreements. Any additional collections with respect to charged off receivables relating to a Securitized Pool that has reached the coverage point would be retained by UDC.

Sale of Owned Contracts
The Senior Revolving Credit Facility was originally secured by (i) the Owned Contracts, (ii) all personal property of the Company, (iii) accounts receivable including tax refunds, contract rights and other intangibles; and (iv) the common stock of First Merchants Auto Receivables Corporation (collectively, the "Collateral").

During the bankruptcy proceedings, the UDC purchased 78% of the debt outstanding under the Company's Senior Revolving Credit Facility. The debt was purchased from seven members of the Company's original nine-member bank group for approximately $69 million, which represented a discount of 10% of the outstanding principal amount of such debt.



In December 1997, the UDC purchased the remaining 22% of the debt outstanding under the Company's Senior Revolving Credit Facility.

On December 15, 1997, the agent (the "Agent") for the holders of the Senior Revolving Credit Facility, credit bid the entire amount of the Owned Contracts (collectively, the "Credit Bid Purchase Price"), and the Bankruptcy Court approved the proposed purchase subject to the execution by the Company of appropriate transfer documents.

On December 18, 1997, the Company executed the necessary transfer documents assigning the Owned Contracts to the Agent (the "Transfer"), and the Agent then sold the Owned Contracts to a third party purchaser (the "Contract Purchaser"). Concurrently with the Transfer, the Agent released the lien of the Bank Group on the Collateral, allowing the Company to retain all assets constituting any part of the Collateral other than the Owned Contracts (the "Retained Assets"), including but not limited to uncollected state and federal income tax refunds for 1996 and prior years (the "Tax Refunds"), certain receivables and related vehicles pledged to a working capital loan (the "Working Capital Collateral"), and Company furniture, fixtures, equipment, general intangibles, and causes of action.

In consideration for the Bank Group's release of its liens on the Retained Assets, the Company subsequently (a) guaranteed on a nonrecourse basis full and timely payment to the Agent and UDC of any shortfall between (i) the Credit Bid Purchase Price of the Owned Contracts plus interest thereon at the rate of 11% per annum from December 15, 1997, plus an additional charge for servicing the Owned Contracts (the "Owned Contracts Servicing Fee"), and (ii) collections and proceeds of the Owned Contracts (collectively, the "Secured Claim Recovery Amount"), and (b) granted a lien on the stock of First Merchants Auto Receivables Corporation ("FMARC") and First Merchants Auto Receivables Corporation II ("FMARC II") to secure that guarantee. In the event that the Owned Contracts are not being serviced by UDC, (or an affiliate or assignee) (an "Owned Loan Servicing Change"), the Secured Claim Recovery Amount will be limited to $10 million. For the year ended December 31, 1997, the Company recorded a loss on disposition on the Owned Contracts of $1.1 million which included the establishment of a liability for the Secured Claim Recovery Amount of approximately $9.4 million. Any recovery on the Owned Contracts in excess of the Secured Claim Recovery Amount will be shared with UDC on the same basis as the Excess Collections Split (defined below).

The Company entered into a Servicing Agreement dated December 18, 1997 (the "Owned Contracts Servicing Agreement") between UDC and the Contract Purchaser, pursuant to which the Owned Contracts would be serviced by UDC in the event that the Company ceased to service the Owned Contracts. UDC began servicing the Owned Contracts on April 1, 1998. As of April 1, 1998, the Company also entered into amendments with UDC and other parties thereto, to the existing Pooling and Servicing Agreements and Sale and Servicing Agreements that currently govern servicing of the receivables in the Securitized Pool of the Company, which amendments provide for UDC to service such Securitized Pool. UDC began servicing these receivables on April 1, 1998. Under these agreements, UDC will receive a servicing fee of the greater of (i) 3.25% per annum of the aggregate outstanding principal balance of receivables portfolio or (ii) $15 per receivable per month, plus, in either case, reimbursement of certain costs and expenses.

The Company will pay UDC on a nonrecourse basis a fee of $450,000 payable prior to any payments pursuant to the Excess Collections Split (defined below) solely



from collections of the B Pieces and secured by a pledge of the stock of FMARC and FMARC II, subordinate only to the DIP Facility, the Secured Claim Recovery Amount and prior pledges of the FMARC II stock (the "Modified UDC Fee").

Chapter 11 Plan
The Company, UDC and the Official Committee of Unsecured Creditors (the "Committee") developed a consensual Chapter 11 plan (the "Plan") which was filed with the Bankruptcy Court on December 12, 1997. Various amendments were made to the Plan and on March 16, 1998 the Bankruptcy Court entered an order confirming the Plan, which became effective on March 31, 1998. Under the terms of the Plan, UDC acquired the Company's property and equipment related to the Company's loan servicing operations and replaced the Company as the servicer of the Owned Contracts and Securitization Contracts.

Under the Plan, the reorganized Company will oversee the liquidation, sale and/or collection of all remaining assets of the reorganized Company and will oversee the disbursements to claimants contemplated by the Plan. All cash received by the reorganized Company (from B Piece collections and other sources) will be disbursed to the various classes of claimants set forth in the Plan as described in the Company's Disclosure Statement. After payment in full of the Secured Claim Recovery Amount, the DIP Facility, the Modified UDC Fee, and certain other amounts, any further distributions from the B Pieces will be shared between the Company on the basis of 82 1/2% for the benefit of the Company, for distribution to its claimants in accordance with the Plan, and 17 1/2% for the benefit of UDC (the "Excess Collections Split").

In the event that an Owned Loan Servicing Change occurs, the Excess Collections Split will change to 85% for the benefit of the Company and 15% to UDC with respect to the B Pieces and, subject to certain adjustments, 100% for the benefit of the Company and 0% to UDC with respect to the Owned Contracts. UDC will not be entitled to receive any share of the Excess Collections Split relating to a Securitized Pool for any period during which it is not acting as servicer for such securitization. At December 31, 1997, the Company has recorded obligations due under the Excess Collections Split and Modified UDC Fee of approximately $9.5 million. The reorganized Company is expected to conclude its responsibilities and dissolve as a corporation on or before March 31, 2003.

As a result of the Plan, the reorganized Company is issuing $44 million of debt (the "New Debt"), with interest accruing at a quarterly compounded rate of 5.47% per annum, which will be allocated among the Company's subordinated debt holders plus all other unsecured and trade creditors, in satisfaction of their allowed claims. The Company will rely upon its portion of the collections on the B Pieces for liquidity to meet Plan obligations. While the Company believes projected levels of collections on the B Pieces are attainable, there can be no assurance that such projections will ultimately be realized, and any failure to realize the projected level of collections will affect future distributions to allowed claimants.

The existing common stock of the Company was canceled and common shares of the reorganized Company (the "New Equity") are being allocated among the Company's subordinated debt holders plus all other unsecured and trade creditors as provided in the Plan.  Warrants to purchase 325,000 shares of common stock in
UDC were issued to the reorganized Company as consideration for the property and equipment acquired by UDC.  The Company's pre-confirmation common shareholders and members of the class action (see Note 13) who shall be deemed to hold three million pre-confirmation shares as set forth in section 11 of the



confirmation order, may receive any benefit of 32,500 of these warrants. They do not have any other rights under the Plan.

The remaining UDC warrants are being retained by the Company for the benefit of the subordinated debt holders and all other unsecured and trade creditors.
(See Note 11).

Additional Matters
At its option, UDC may distribute up to 5,000,000 shares of Common Stock of UDC (the "Stock Option Shares") to the Company or directly to the unsecured creditors of the Company, in lieu of the Company's right to receive all or a portion of distributions under the Excess Collections Split in cash (the "Stock Option"). If UDC decides to exercise this one time Stock Option, UDC must give the Company at least 15 days advance written notice (the "Option Notice") of the date on which UDC will exercise the Stock Option (the "Exercise Date") and the number of Stock Option Shares that UDC will issue on the Exercise Date.

On the Exercise Date, the aggregate value of the distribution shall be determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous 10 trading days of UDC Common Stock (the "Stock Option Value"). After issuance and delivery of the Stock Option Shares, UDC will be entitled to receive the Company's share of cash distributions under the Excess Collections Split from and after the Exercise Date until UDC has received distributions equal to the Stock Option Value. This would be in addition to UDC's right to receive its share under the Excess Collections Split. Once UDC has received cash distributions equal to the Stock Option Value, the Company will retain the remaining portion of its share of cash distributions under the Excess Collections Split, if any, in excess of the Stock Option Value. UDC will not be entitled to exercise the Stock Option unless (i) the value of its Common Stock on the Exercise Date and the closing price for its Common Stock on each day during the previous ten trading days shall be at least $8.00 per share, (ii) UDC shall have caused the Stock Option Shares to be registered under the Securities Act of 1933; and (iii) UDC shall not have purchased any of its Common Stock or announced any stock repurchase programs from and after the delivery of the Option Notice through the Exercise Date. UDC has registered the Stock Option Shares under the Securities Act of 1933, and will be required to maintain such registration in order to meet the above condition.

Note 2 -- Summary of Significant Accounting Policies

The Company filed for protection under Chapter 11 of the United States Bankruptcy Code in the District of Delaware on July 11, 1997 and operated as a debtor-in-possession under Chapter 11, subject to the supervision of the Bankruptcy Court, during the remainder of 1997.

Under Chapter 11, pre-petition claims against a debtor are stayed while the debtor remains in Chapter 11. In connection with these claims, the Bankruptcy Court established a process for filing proof of claims. Under the Bankruptcy Code, all claims were stayed against the Company during the Bankruptcy Case. Claims processing is in progress and allowed claims will be treated as provided for in the Plan.

Certain differences between the pre-petition claims filed with the Bankruptcy
Court and the Company's records have not been resolved and the Company has filed objections with the Bankruptcy Court with respect to certain of these disputed claims. The Company is still analyzing certain of these claims and may



file further objections to certain claims. Management of the Company believes that the resolution of these claims will not have a material effect on the consolidated financial statements.

While operating during the Chapter 11 Proceedings, the Company was stayed from paying interest except on certain debts as authorized by the Bankruptcy Court. During the time the Company was operating under the Bankruptcy Proceedings, it only reported interest expense to the extent that such interest was paid at the direction of the Bankruptcy Court. The amount of interest which was not accrued as a result of the Chapter 11 Proceeding amounted to $3,050,000 for the year ended December 31, 1997.

On December 12, 1997, the Company, UDC and the Committee signed an agreement to support the proposed Plan. Based upon this agreement, which committed the Company and the other significant parties to the Plan, the liquidation of the Company appeared imminent. Accordingly, the Company changed its basis of accounting, effective December 31, 1997, from a going concern basis to a liquidation basis in accordance with generally accepted accounting principles. Consequently, at December 31, 1997 and thereafter, assets are presented at net realizable values (which approximate fair value as determined on a going concern basis) and liabilities are presented at their estimated settlement amounts.

The Plan became effective on March 31, 1998, before the issuance of these consolidated financial statements. This subsequent event allowed for the adjustment of the liabilities subject to compromise at December 31, 1997 to the amounts confirmed by the Bankruptcy Court as follows (in thousands):

                                                        Before Confirmed
                                                  Confirmation    Amount

Accounts payable - pre-petition                       $  7,617  $  1,046
Interest payable                                           487         -
Subordinated reset notes, net                           66,125         -
New debt of reorganized company                             --    44,000
                                                       -------   -------
Total                                                  $74,229   $45,046
                                                       =======   =======

The discharge of debt of approximately $29.2 million is included in the consolidated statement of changes in deficiency in net assets available in liquidation at December 31, 1997, as the effect of adopting the liquidation basis of accounting. After confirmation, accounts payable - pre-petition consists of certain contract and lease cure costs and convenience class payments under the Plan.

Bankruptcy Remote Entities
First Merchants Auto Receivables Corporation (FMARC) and First Merchants Auto
Receivables Corporation II (FMARC II) (collectively referred to as
"Securitization Subsidiaries"), are the Company's wholly owned special purpose
"bankruptcy remote entities."  The Company's 1995-A and 1996-A securitizations were accounted for as financing transactions.  Their assets, included in Net
Finance Receivables, Residuals in Finance Receivables Sold, Investments Held in
Trust, and Repossessed Collateral, in the amount of approximately $104.1 million and $124.5 million, at December 31, 1997 and 1996, respectively, as well as the assets of FMARC and FMARC II, would not be available to satisfy claims of creditors of the Company on a consolidated basis, until the related



securitization obligations, and notes payable-securitized pools are paid in full.

Use of Estimates in Preparation of Consolidated Financial Statements
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ from those estimates. Significant estimates include the determination of the allowance for credit losses, the determination of the obligations due under the secured claim recovery amount, obligations due under the Excess Collections Split, the computation of the gain/loss on sale of finance receivables, and the valuation or impairment of residuals in finance receivables sold. The valuation of the deficiency in net assets available in liquidation is based upon management's best estimates of their value at December 31, 1997. Such values could differ substantially from amounts ultimately realized in the future as the Company performs under its Plan.

Consolidation
The consolidated financial statements include accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

Revenue Recognition
Finance receivables consist of both precomputed and simple interest finance contracts, which require payment of a fixed monthly amount over a specific term. For precomputed finance receivables, the difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the terms and at the interest rates stated in the underlying finance contracts.

Simple interest loan contracts are written at the principal amount advanced to the borrower and bear interest computed on the unpaid balance. When an account becomes 61 or more days past due, income recognition is suspended until the contractual aging is restored to a current status.

The Company received commissions from the sale of credit insurance contracts. These commissions were deferred, recorded as unearned ancillary income and amortized to income using the sum-of-the-digits method over the terms of the underlying insurance contracts. The use of the sum-of-the-digits method approximates the results under the interest method.

Servicing income is recognized when earned, servicing costs are charged to expense as incurred.

Other operating income, which includes customer late charges and extension fees, is recognized when collected.

Finance Receivables and Allowance for Credit Losses
Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by an allowance for credit losses and unamortized discounts on purchased loans.



The allowance for credit losses is maintained by direct charges to operations in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb potential credit losses in excess of the nonrefundable acquisition discount with respect to the Company's finance receivables.

In connection with its periodic review of credit loss experience and delinquency trends using static pool analysis, management evaluates the adequacy of the allowance for credit losses. If nonrefundable acquisition discount associated with an individual pool of finance receivables are deemed insufficient to absorb projected losses on that pool's vehicle secured installment notes that are expected to become impaired, a provision for credit losses would be charged against earnings.

An account is charged off at the earliest of the time the account is 121 or more days past due or the account is otherwise deemed to be uncollectible.

Deferred Contract Acquisition Costs
The Company deferred costs directly associated with the acquisition of finance receivables and amortizes such costs using the interest method as a reduction of interest income over the term of the finance receivables.

Non-Refundable Contract Acquisition Discounts
Finance contracts were generally purchased from dealers at a discount from the principal amounts financed by the borrower. This discount, which primarily represented a credit enhancement, was negotiated between the Company and the dealers and was nonrefundable to the dealers. The discount is credited to the allowance for credit losses.

Finance Receivables Held for Sale
Finance receivables held for sale were carried at the lower of aggregate cost or market value. Market value was determined based upon the estimated value of the finance receivables as if securitized and sold.

Residuals in Finance Receivables Sold and Gain on Sale of Loans
In 1996, the Company initiated a securitization program under which it sold (securitized), on a nonrecourse basis, finance receivables to third parties which used the finance receivables to create asset backed securities ("A certificates") which were remitted to the Company in consideration for the sale. The Company then sold senior certificates to third party investors and, in some cases, retained subordinated certificates ("B certificates"). In consideration of such sale, the Company received cash proceeds from the sale of certificates collateralizing the finance receivables and the right to future cash flows under the subordinated certificates (residuals in finance receivables sold, or residual) arising from those receivables, to the extent not required to make payments on the A certificates sold to a third party or to pay associated costs.

Residuals in finance receivables (interest-only strip) resulted from the sale of finance receivables on which the Company retained servicing rights and the excess cash flows on the A certificates, including any excess cash flows on the B certificates. The interest-only strip residual was determined by computing the difference between the weighted average yield of the finance receivables sold and the yield to the certificate purchasers, adjusted for the servicing fee based on the agreements between the Company and the investor and further adjusted for anticipated prepayments, repossessions, liquidations, and charge-offs.




Gains or losses were determined based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocated the recorded investment in the finance receivables between the portion retained based on the relative fair values on the date of sale.

Under the going concern basis of accounting, to the extent that actual cash flows on a securitization were below original estimates and differed materially from the original securitization assumptions, and in the opinion of management if those differences appear to be other than temporary in nature, the Company's residual was adjusted, with corresponding charges against income in the period in which the adjustment was made.

Under the liquidation basis of reporting, the Company will periodically review its assumptions used in estimating future cash flows and adjust the carrying value of residuals in finance receivables sold to net realizable value, which approximates fair value, with the amount of the adjustment recorded in income
(loss) for the period the change in estimate is determined. Such evaluations were performed in aggregate for all securities retained by the Company due to cross collateralization of the trusts.

Repossessed Collateral
The Company commences repossession procedures against the underlying collateral when it determines the collection efforts are likely to be unsuccessful. Repossession generally occurs before a borrower misses more than three consecutive monthly payments. When collateral is repossessed for finance receivables owned or finance receivables held in bankruptcy remote entities, the net amount due under the finance receivable is reduced to the estimated fair value of the collateral, less the cost of disposition, and the reduction is recorded as a charge-off. Charge-offs related to repossessions for finance receivables serviced but not owned or held in bankruptcy remote entities, are recorded when the Company disposes of the repossessed collateral.

Property and Equipment
Property and equipment was stated at original cost less accumulated depreciation and amortization. Depreciation and amortization was computed on the straight-line method over the estimated useful lives of the related assets, generally ranging from 2 to 7 years. The Company capitalized all direct external costs associated with the development of software for internal use. During 1997, as a result of the bankruptcy proceedings and the absence of available financing, the Company determined that an impairment of the carrying value of these assets was necessary. At December 31, 1997, property and equipment are stated at net realizable amounts based upon the value of the UDC warrants that the Company received at March 31, 1998 in exchange for its property and equipment.

Reorganization Expenses
Reorganization expenses consist of expenses and other costs related to the Chapter 11 proceeding of the Company and FMRCC.

Interest Rate Risk Management Agreements
The Company entered into interest rate risk management agreements to hedge against interest rate increases. Amounts to be paid or received under the agreements matched with debt obligations, were recorded using the settlement method and were treated as an adjustment to interest expense. Amounts paid or received under agreements that were matched with the cash flows from the



beneficial interests in the securitizations were recorded with the cash flows from such interests. All such agreements were terminated during 1997.

Income Taxes
The Company recognized deferred tax assets and liabilities based on differences between the consolidated financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities was recognized in the period in which the enactment is effective. Valuation allowances are established, when necessary, to reduce deferred tax to the amount expected to be realized.

Stock Based Compensation
Compensation costs associated with the Company's stock option and employee stock purchase plans were recognized based upon the intrinsic value of such benefits. Under the intrinsic value-based method, compensation cost was the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

Income (Loss) Per Share
In 1997, the Company adopted SFAS No. 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share.

Transfer and Servicing of Financial Assets and Extinguishments of Liabilities The Company adopted the provisions of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No.
125) on January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of SFAS No. 125 did not have a material impact on the Company.

Note 3 - Reissued Consolidated Financial Statements

Prior management originally filed, on March 31, 1997, its consolidated financial statements as of December 31, 1996 and for the year then ended with the Securities and Exchange Commission (the "SEC") in its Annual Report on Form 10-K. Subsequent to that filing, the Company informed the public that those consolidated financial statements could no longer be relied upon due to the discovery of accounting irregularities.

The accounting irregularities included the unauthorized unilateral deferral by certain employees of the payment due dates of certain delinquent customer accounts without any request by the customer and in disregard of the Company's stated deferment policies (the "Irregularities"). The irregular adjustment of customer payment due dates resulted in the misstatement of customer delinquency statistics which resulted in the understatement of charge-offs of accounts that should have been recorded in accordance with the Company's charge-off policy which resulted in an additional provision for credit losses and an overstatement of interest income and residuals in finance receivables sold.

The reissued 1996 balance sheet reflects current management judgment concerning amounts and classifications of reported assets and liabilities.

Note 4 --Net Finance Receivables and Allowance for Credit Losses




Net finance receivable balances consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                             1997       1996


Precomputed interest receivables, net                      $64,641    $177,114
Simple interest receivables                                 15,754      53,278
                                                          --------    --------
 Total finance receivables                                 $80,395   $ 230,392
Allowance for credit losses                                (12,289)    (60,583)
                                                          --------    --------
Net finance receivables                                    $68,106    $169,809
                                                          ========    ========

Precomputed interest receivables are shown net of unearned finance charges and dealer participation of $16,518,000 and $74,448,000 at December 31, 1997 and 1996 respectively. Contractual maturity of finance receivables by year have not been included herein, as the Company's experience has shown that the average life of the Company's receivables is substantially less than the average original contract term of such receivables due to the amount of payoffs and repossessions that occur prior to contract maturity.

Finance contracts generally have terms of 18 to 60 months. The primary concentration of credit risk relates to lending to borrowers who cannot obtain traditional financing and the borrowers' ability to honor their contracts may be dependent upon the economic condition for a particular geographic region. The borrowers under the finance contracts are not concentrated in any specific geographic region. However, at December 31, 1996, two regional dealer service centers accounted for more than 10% of the serviced finance receivable portfolio.

Net finance receivables are either owned by the Company or are held in bankruptcy remote subsidiaries. Finance receivables held in bankruptcy remote subsidiaries result from several securitization transactions accounted for as financing transactions for which actual title to the assets have been transferred to FMARC and FMARC II. These finance receivables are restricted to provide credit enhancement as required under the terms of the Company's sales and securitizations of finance receivables. In two of the securitization transactions, finance receivables along with a cash deposit, were pledged as additional collateral as part of the spread account. As of December 31, 1997 and 1996, these excess spread account finance receivables are included in net finance receivables held in bankruptcy remote subsidiaries and totaled $10,706,000 and $16,423,000, respectively. Net finance receivables owned and held in bankruptcy remote subsidiaries consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                              1997       1996

Finance receivables - owned                                $ 2,487     $96,274
Allowance for credit losses                                 (1,379)    (24,518)
                                                            -------    -------
Net finance receivables, owned                               1,108      71,756
                                                            -------    -------
Finance receivables - held in bankruptcy
  remote subsidiaries                                       77,908     134,118



Allowance for credit losses                                (10,910)    (36,065)
                                                            -------    -------
Net finance receivables, held in bankruptcy
  remote subsidiaries                                       66,998      98,053
                                                            -------    -------
Finance receivables held for sale                               --      42,265
                                                            -------    -------
Net finance receivables                                    $68,106    $212,074
                                                            =======    =======

In 1996 and 1997 the Company completed several securitization transactions which resulted in the sale of finance receivables. As of December 31, 1997 and 1996, the outstanding balance of net finance receivables sold were $403.0 million and $361.0 million, respectively. The finance receivables held in bankruptcy remote subsidiaries and finance receivables sold in securitizations (excluding the securitization completed in June of 1997) (collectively, "Serviced") were serviced through March 31, 1998 by the Company and have been included for purposes of delinquency and servicing disclosures which follow. Finance receivables managed (owned, held for sale, or Serviced) consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                            1997           1996

Total owned, net                                           $  2,487    $ 96,274
Total held for sale                                              --      43,893
Total Serviced, net                                         480,898     494,665
                                                           --------   ---------
Total managed, net                                         $483,385    $634,832
                                                           ========    ========

Delinquencies experienced by the Company in its managed finance receivables portfolio consisted of the following at December 31, 1997 and 1996 (in thousands):
                                                               1997        1996

Net amount outstanding (managed)                           $483,385    $634,832
Delinquencies
 31-60 days                                                  36,413      18,214
 61+ days                                                    18,242      19,096
                                                            -------     -------
   Total                                                  $  54,655    $ 37,310
                                                            =======     =======

Total delinquencies as a percentage
   of net finance receivables, managed                        11.3%        5.9%

Activity in the allowance for credit losses consisted of the following for the year ended December 31, 1997 (in thousands):

Balance, beginning of year
                                                                       $60,583
 Discounts allocated to the
   allowance for credit losses                                           2,698
 Provision for credit losses                                            11,452
 Charge-offs, net                                                      (36,587)
Allowance relating to loans sold                                       (25,857)
                                                                      --------



Balance, end of year                                                   $12,289
                                                                      ========

Net charge-offs consisted of the following for the year ended December 31, 1997 (in thousands):

Charge-offs - allowance for credit losses                              $43,318
Recoveries - allowance for credit losses                                (6,731)
                                                                      --------
Total net charge-offs                                                  $36,587
                                                                       =======

Note 5 --  Residuals in Finance Receivables Sold and Investments Held in Trust

Residuals in Finance Receivables Sold
Residuals in finance receivables sold consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                              1997         1996

Interest-only strips                                     $     196    $      -
Retained asset-backed securities (B certificates)           16,244       6,868
                                                          --------    --------
Total residuals in finance receivables sold                $16,440    $  6,868
                                                           ========   ========

The residuals in finance receivables sold were calculated at December 31, 1997 and 1996 (in thousands) as follows:

                                                               1997      1996

Estimated future net cash flows before estimated
 credit losses                                            $ 73,884     $76,777
Allowance for estimated credit losses                      (53,734)    (69,035)
                                                           -------    --------
Estimated future net cash flows                             20,150       7,742
Discount to present value                                   (3,710)       (874)
                                                           -------     -------
Total residuals in finance receivables sold                $16,440      $6,868
                                                           =======     =======

Activity in the residuals in finance receivables sold consisted of the following for the year ended December 31, 1997 (in thousands):

Balance, beginning of year                                            $  6,868

  Additions                                                             13,689
  Amortization                                                          (4,117)
                                                                       -------
Balance, end of year                                                   $16,440
                                                                       =======

The residual in finance receivables sold represents the present value of the Company's interest in anticipated future cash flows of the underlying portfolio. During the first three-quarters of 1996, the Company completed three securitizations for which the estimated future cash flows out of the trusts were discounted at 10.0% to 10.5%. For the same securitization transactions,



net losses were originally estimated using total expected cumulative net credit losses at loan origination of 9.76% to 10.0% (adjusted for actual cumulative net credit losses prior to securitization). For the securitization in the fourth quarter of 1996 and the two securitizations in 1997, net credit losses were estimated using total expected cumulative net credit losses at loan origination of 16.0% to 21.6%. The Company also increased the discount rate used in determining the present value of the estimated cash flows out of the trusts to 16% at December 31, 1996. Prepayment rates were estimated to be .83% per month of the beginning of the month balance.

Investments Held in Trust
In connection with its securitization transactions, the Company has been required to provide a credit enhancement to the investor. The Company made an initial cash deposit, ranging from 1.0% to 3.8% of the initial underlying finance receivables principal balance, of cash into an account held by the trustee (spread account) and pledged this cash to the trust to which the finance receivables were sold. Additional deposits are made from the residual cash flow (through the trustee) to the spread account as necessary to attain and maintain the spread account at a specified percentage, ranging from a minimum of 1.5% to a maximum of 6.25%, of the underlying finance receivables principal balance.

In the event that the cash flows generated by the finance receivables sold to the trust are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the trust.

The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. During the fourth quarter of 1996, the delinquency and net loss performance triggers were exceeded on various securitized pools which increased the required spread amounts to 11% of the underlying finance receivables principal balance. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged spread account. Except for releases in this manner, the cash in the spread account is restricted from use by the Company.

A financial guaranty insurance company (Insurer) has provided a financial guaranty insurance policy for the benefit of investors in each series of asset-backed securities issued by the trusts or special purpose financial subsidiaries of the Company. Certain agreements with the Insurer provide that if delinquency, default and net loss ratios in the pools of finance receivables supporting the asset-backed securities exceed certain amounts, the specified level of enhancement would be increased and in certain instances the Company could be removed as servicer of the finance receivables.

Because the Company was not in compliance with certain provisions of its securitization agreements, certain of the required spread account balances were either uncapped or set at the discretion of the Insurer. As part of the Plan, the Insurer agreed to amend the required spread account amounts. The modified spread account agreements provide for distributions of cash held in the spread accounts to the Company to the extent that the aggregate cash in the spread accounts plus the remaining unpaid principal balance on all contracts on which obligors are current or less than 30 days past due (the "Aggregate Collateral"), exceeds 150% of all obligations due on the Insurer-backed



indebtedness. The agreement also requires that at all times the Aggregate Collateral must exceed the Insurer-backed indebtedness by $15 million.

At December 31, 1997 and 1996, investments held in trust consist of principal and interest payments on Class B certificates not released to the Company and principal and collections on finance receivables pledged as additional collateral on certain securitizations.

Note 6 -- Property and Equipment

Property and equipment consisted of the following as of December 31, 1997 and 1996 (in thousands):

                                                              1997         1996

Computer equipment and capitalized software costs           $10,305     $ 5,404
Furniture and other equipment                                 1,365       2,502
Leasehold improvements                                          245         219
                                                           --------    --------
Total cost                                                   11,915       8,125
Accumulated depreciation, amortization and impairment      (11,290)     (1,455)
                                                           --------    --------
     Total                                                 $    625     $ 6,670
                                                           ========    ========

Depreciation, amortization and impairment of property and equipment was $2,183,000 for 1997. See Note 16 which describes the impairment of property and equipment.

Note 7 - Secured Borrowings

As of December 31, 1996, the Company had a $205.0 million Senior Revolving Credit Facility with the Bank Group. Borrowings under the Senior Revolving Credit Facility were secured by the Owned Contracts. The Company had the option to either borrow at LIBOR plus 1.60% or at the reference prime rate. On May 1, 1996, the Company amended the loan agreement relating to the Senior Revolving Credit Facility to provide for an additional temporary credit facility (the "Temporary Credit Facility") in the amount of $25.0 million which expired on November 1, 1996, and bore interest at the reference prime rate. The Senior Revolving Credit Facility expired on June 30, 1997 and required the Company to maintain certain financial covenants and comply with other covenants. Because of the accounting irregularities announced in April 1997, the Company was out of compliance with certain covenants and representations of the Senior Revolving Credit Facility. See Note 1 for the settlement of these credit facilities.

On June 9, 1997 the Company received approximately $1.7 million under a Working Capital Line of Credit. Borrowings under the Working Capital Line of Credit are secured by certain finance receivables and repossessed collateral of the Company and a second lien on the stock of FMARC II. The Working Capital Line of Credit bears interest at the one month LIBOR rate plus 2.0% (with a default margin of 5.0% over the one month LIBOR rate). In addition, the lender receives a portion of the proceeds from the sale of repossessed collateral to the extent such monies exceed the related secured borrowing. The lender will continue to receive all collections received on the finance receivables pledged to it until its obligations are paid in full.




Interest rate and borrowing information for the years ended December 31, 1997 and 1996 were as follows (dollars in thousands):

                                                               1997        1996

Borrowings
 Year end balances                                          $10,872     $33,300
 Weighted average contractual interest rate                  10.03%       7.23%
 Interest expense                                          $  9,449     $10,156
 Highest month - end borrowings                             103,549     196,675
 Average outstanding borrowings                              87,069     128,986
 Weighted average interest rates: Contractual                 9.99%       7.40%
 Effective                                                   10.78%       7.87%

Note 8 -- Notes Payable-Securitized Pools

On May 21, 1996, the Company completed a $125.9 million debt financing consisting of automobile receivable-backed notes, Series 1996-A. Of these notes, $85.0 million have a floating interest rate of 0.17% over the one-month LIBOR rate and the remaining $40.9 million have a fixed interest rate of 6.70%. The Series 1996-A notes were issued by First Merchants Auto Trust 1996-A ("1996-A Trust"), a trust formed specifically for purposes of the securitization structure. As the Company retained all of the ownership interests in the 1996-A Trust, the sale of the 1996-A notes is treated as a financing and the notes are included in the Company's consolidated financial statements. The balance of the notes outstanding as of December 31, 1997 was approximately $43.3 million.

On November 17, 1995, the Company completed a $75.1 million debt financing consisting of 6.20% automobile receivable-backed notes, Series 1995-A. The Series 1995-A notes were issued by FMARC, a wholly owned special purpose subsidiary of the Company. The balance of the notes outstanding at December 31, 1997 was approximately $17.0 million.

Principal and interest on the notes are payable monthly from collections and recoveries on the pools of finance receivables. Interest expense including the amortization of debt issuance costs, was $7,462,000 for 1997.

Note 9 -- Subordinated Debt

On November 1, 1996, the Company issued $51.8 million of the 1996 Notes in an underwritten public offering. Interest on the 1996 Notes was payable quarterly at an interest rate of 9.50%, until December 15, 2001. The interest rate was to reset at the Company's option on December 15, 2001 to a rate, and for a term of one, two, three or five years, determined by the Company and was to reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on December 15, 2006. Holders of the 1996 Notes had the option to redeem all or any portion of the notes on December 15, 2001 or any subsequent interest reset date. Proceeds from the issuance of the 1996 Notes were used to repay borrowings under the Senior Revolving Credit Facility. Interest expense was $2,735,000 including amortization of underwriting discount and issuance costs in 1997. As of December 31, 1996, the $51,750,000 outstanding principal balance of the 1996 Notes is reported net of the unamortized underwriting discount of $2,001,000. The indentures relating to the 1996 Notes required the Company to maintain specified financial ratios and to comply with other covenants.




On February 14, 1995, the Company received $13,530,000 from the sale of $14,375,000 of the 1995 Notes, in an underwritten public offering, including $1,875,000 from the exercise of the underwriters' over-allotment option and after deducting the underwriting discount and offering expenses. The proceeds were used to repay borrowings under the Senior Revolving Credit Facility. Interest on the 1995 Notes was payable quarterly, at an interest rate of 11% per annum until March 15, 2000. The interest rate was to reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and was to reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on March 15, 2005. Holders of the notes had the option to redeem all or any portion of the notes on March 15, 2000 or any subsequent interest reset date. Interest expense was $1,060,000, including amortization of underwriting discount and issuance costs in 1997. As of December 31, 1996, the $14,375,000 outstanding principal balance of the 1995 Notes is reported net of the unamortized underwriting discount of $364,000. The indentures relating to the 1995 Notes required the Company to maintain specified financial ratios and to comply with other covenants.

Because of the accounting irregularities announced in April 1997, the Company was in technical default, subject to certain cure periods, of certain covenants pertaining to the 1995 Notes and the 1996 Notes. All quarterly interest payments were made through June 15, 1997. On June 30, 1997, the Company received a Notice of Default from the Trustee of the 1995 Notes and the 1996 Notes. On July 14, 1997, the Trustee was notified by the Company that it had filed a Chapter 11 Petition which constituted an Event of Default under the respective Indentures.

As part of the Plan, the Company will issue the New Debt to the subordinated debt holders plus other trade and unsecured creditors, in the amount of $44 million with interest at 5.47% compounded quarterly from and after the Effective Date. The New Debt of the Company will be allocated between the holders of the 1996 Notes and the holders of the 1995 Notes plus all other unsecured claimants as set forth in the Plan. Based on the current status of claims processing, it is anticipated that the holders of the 1996 Notes will receive approximately 71% of the New Debt and the holders of the 1995 Notes plus other pre-petition unsecured and trade creditors will receive approximately 29% of the New Debt. The New Debt shall mature and be fully due and payable on February 28, 2003.

Note 10 -- Interest Rate Risk Management Agreements

Interest Rate Protection Agreements
The Company was a party to an interest rate protection agreement with a notional amount of $15.0 million which limited the Company's exposure to increases in its borrowing costs relating to LIBOR.

This agreement was originally scheduled to expire in January 1998 and provide protection against increases in the 90-day LIBOR rate, as determined on each quarterly anniversary date, above 6.50%. If the 90-day LIBOR rate equaled or exceeded 8.50% on any such quarterly anniversary date, the cap rate reset to 8.50% per annum for each quarter. The interest protection agreement required the Company to make payments totaling $518,000 which were treated as an adjustment to interest expense over the term of the agreement.



The Company was party to a second interest rate protection agreement which expired in January 1996. This agreement provided protection on a notional amount of $15.0 million against increases in the reference prime rate above 7.75% per annum and required the Company to make payments if the reference prime rate dropped below 6.00% per annum. This interest rate protection agreement involved no cost to the Company.

Interest Rate Swaps
The Company entered into an interest rate swap agreement on May 21, 1996, with an initial notional amount of $85.0 million whereby the Company paid a fixed rate of 5.98% and received a variable rate of one-month LIBOR. The notional amount declined, as specified in the swap agreement, at each month-end through May 1998. At December 31, 1996, the notional amount was $52.7 million and the one-month LIBOR rate was 5.50%. The interest rate swap was matched with the cash flows from the Company's beneficial interests in Series 1996-B.

In conjunction with the issuance of automobile receivable-backed notes Series 1996-C the Company entered into an interest rate swap agreement on September 26, 1996, with an initial notional amount of $82.3 million, whereby the Company paid a fixed rate of 6.30% and received a variable rate of one-month LIBOR. The notional amount declined, as specified in the swap agreement, at each month-end through March 1999. At December 31, 1996, the notional amount was $72.8 million and the one-month LIBOR rate was 5.50%.

The above interest rate protection agreements and interest rate swaps were transacted with two banks which were members of the Company's Bank Group. In 1997, the Company received notice that the outstanding interest rate protection agreements with such Bank Group members had been terminated.

Note 11 -- Stockholders' Equity and Common Stock Warrants

General
On October 10, 1995 the Company completed a public offering of 2,250,000 shares of its common stock at a price of $24.50 (the "1995 Common Stock Offering"). The Company received $51,587,500 from the 1995 Common Stock Offering, after deducting the underwriting discount and offering expenses. The proceeds were used to fund future purchases of finance contracts; prior to such use, net proceeds were used to reduce the outstanding borrowings under the Senior Revolving Credit Facility. Upon completion of the 1995 Common Stock Offering, warrants held by a subordinated lender were exercised to acquire 123,616 shares of common stock.

In August 1996, the Company's Board of Directors authorized the repurchase of up to 500,000 shares of the Company's common stock. A total of 134,000 shares were repurchased in 1997 at an aggregate price approximating $1.8 million.

From September 23, 1994 through July 30, 1997, the Common Stock was quoted on The Nasdaq Stock Market's National Market under the symbol "FMAC." The Company's common stock, $0.01 per value share (the "Common Stock"), ceased to be quoted on the Nasdaq National Market on July 30, 1997.

According to the terms of the Plan, the Company's Common Stock was canceled and
New Equity in the reorganized Company will be issued to subordinated debt holders and unsecured and trade creditors as set forth in the Plan.  The holders of the 1996 Notes will receive their pro rata share of approximately
43% of the New Equity, while the holders of the 1995 Notes and all other holders of allowed unsecured claims will receive approximately 57% of the New



Equity. Dividends to the holders of the New Equity in the reorganized Company, if any, will occur only after repayment of the New Debt.

On April 1, 1998, UDC issued to the Company warrants to purchase 325,000 shares of UDC's Common Stock at any time through April 1, 2001 at a price of $20.00 per share (the "Warrants"), subject to a call feature by UDC if the closing market price of UDC's Common Stock equals or exceeds $28.50 per share for a period of 10 consecutive trading days. The Company's pre-confirmation common shareholders and members of the class action (see Note 13) will receive the benefit of 32,500 of these warrants and the remaining UDC warrants will be retained by the Company for the benefit of the subordinated debt holders and all other unsecured and trade creditors. UDC also contributed to the Company all of its pre-confirmation shares of the Company's Common Stock in exchange for the assets constituting the servicing platform.

Common Stock Warrants
On May 6, 1997, the Company entered into an agreement with Greenwich Capital Markets, Inc., ("Greenwich") whereby Greenwich would be granted warrants to purchase shares, at a price per share equal to the average of recent market prices, in an aggregate amount equal to 15% of the Company's outstanding Common Stock in consideration for the successful completion of specified funding strategies. Through Greenwich, the Company completed various loan sales, an Insurer-guaranteed securitization transaction and a draw down under a working capital facility. The Company issued warrants to Greenwich to purchase 703,175 shares of the Company's Common Stock at an exercise price of $3.06 per share. All warrants were canceled.

Stock Option Activity
The Company had adopted various equity based incentive plans that authorized the Company to award stock options and other stock related benefits to directors, officers and employees. The awards had various terms and conditions with respect to their exercise. The bankruptcy proceeding during 1997 made all the awards under these plans worthless. All stock options not exercised were canceled.

Stock option activity under these plans was as follows:

                                               ---- 1997 ----- ---- 1996 -----
                                               Weighted Weighted Weighted
Weighted
                                               Average  Average Average
Average
                                                Number   Option  Number Option
                                               of Shares Price  Of SharesPrice

Options outstanding, beginning of
  year                                           692,960$14.11  311,017   $6.28
Granted                                          292,050 14.37  423,400   20.01
Exercised or repurchased                        (10,000)   .04  (6,595)    1.09
Canceled                                              --       (34,862)   18.25
Options effectively canceled
  due to bankruptcy                            (975,010)     -       --       -

Options outstanding, end of year                      --        692,960   14.11
Options exercisable                                   --        239,957    4.74
Options available for future grant                    --        534,500       -



The Company's stock was delisted from the Nasdaq Stock Markets National Market on June 30, 1997 and the options were effectively canceled due to bankruptcy. Therefore, disclosures for 1997 including pro forma income (loss) and per share amounts specified by SFAS 123, "Accounting for Stock-Based Compensation," are not presented.

Note 12 -- Employee Benefit Plans

The Company sponsored a discretionary contribution savings plan (the "401(k) Plan") covering substantially all employees, under Internal Revenue Code
Section 401(k). Employees could elect to make a salary reduction contribution in any percentage permitted by the 401(k) Plan administrator up to a maximum of 15% of their compensation or up to the maximum amount permitted by tax law per calendar year. All participants were fully vested in their account balances and were able to direct the investment of their savings into several investment options. In July 1995, the Company began to match a portion of each participant's contribution. Company contributions vested over six years from the contribution date. Contribution expense was $172,000 in 1997. Effective March 15, 1998 the Company discontinued 401(k) Plan withholdings, and effective June 30, 1998, the 401(k) Plan was terminated.

On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Eligible employees were given the opportunity to purchase common stock at a discount of not more than 15% based upon the fair market value at the beginning of the enrollment period or date of purchase, whichever is less. The plan was considered non-compensatory and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair market value. There was no activity in 1997. The Stock Purchase Plan was administered by a committee of the Board of Directors and was intended to qualify as an "Employee Stock Purchase Plan" under Internal Revenue Code Section 423. A maximum of 100,000 shares of common stock (adjusted for anti-dilution) were reserved for issuance under the Stock Purchase Plan. Employees of the Company had purchased 10,000 shares of common stock under the Stock Purchase Plan in 1996. The Stock Purchase Plan was canceled on the Effective Date.

Note 13 - Litigation

On August 27, 1996, a purported class action was filed against an automobile dealer and the Company. The complaint, as amended on September 27, 1996 (the "Complaint"), alleges violations of certain Federal and Illinois consumer protection statutes and RICO and seeks unspecified damages. The Company believes that certain material allegations in the Complaint are incorrect and that it has meritorious defenses to the claims made in the Complaint. The Company vigorously defended this action. No accrual has been recorded with respect to this litigation because the amount of loss, if any, cannot be reasonably estimated. The plaintiff did not file a proof of claim with the Bankruptcy Court and the Company believes this suit has therefore been barred by the failure to timely file a claim. The Company is also involved from time to time in other litigation incidental to its business.

The Company and certain of its directors and former officers have been party to several lawsuits in federal court alleging that the Company published false consolidated financial statements and other misleading information in connection with the Irregularities in violation of the securities laws. This litigation has been consolidated into a single class action amended complaint in the United States District Court for the Northern District of Illinois.  The



complaint in the consolidated class action alleges various purported causes of action under various securities and other laws on behalf of persons who purchased subordinated reset notes and/or common stock of the Company between September 23, 1994 and April 16, 1997, which class encompasses nearly all of the existing noteholders and some of the existing shareholders. The complaint names as defendants three former officers of the Company who were terminated in April 1997 for cause by the former Board of Directors of the Company, as well as the Company's former outside auditors and former members of the Company's audit committee. The Company has been released from any action. The Company and the class entered into a joint prosecution agreement which allows the Company to participate in any recovery or settlement received (net of the contingency fee paid to class counsel). The joint prosecution agreement provides certain directors and officers the benefits of a covenant not to attach their personal assets. None of the three officers terminated for cause, the former outside auditors nor the providers of directors and officer liability insurance were released.

Note 14 -- Income Taxes

There was no income tax provision for the year ended December 31, 1997.


The income tax provision differs from the provision computed at the Federal statutory tax rate as follows:

                                                                In thousands

Income tax at Federal statutory
  rate                                                        $(11,275)   34.0%
State income tax, net of federal
  tax benefit                                                 (1,326)      4.0%
Valuation allowance for deferred
  tax asset                                                   12,601    (38.0%)
                                                              -------   -------
Total income tax provision
 (benefit)                                                    $   --         0%
                                                              =======   =======
Temporary differences, which represent the difference between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities, result in deferred income taxes.

The Company's deferred income taxes consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                             1997       1996
Deferred tax assets:
Accrued restructuring charges                             $    --    $   294
Accrued reorganization charges                              8,955         -
Net operating loss carry forward                           31,696      8,226
Allowance for credit losses                                 3,364     16,210
Accrued compensation and other                                341          -
Property and equipment                                      2,367          -
                                                          -------    -------
Total deferred tax assets                                  46,723     24,730
                                                          -------    -------
Deferred tax liabilities:
Securitization                                               (573)    (2,231)



Gain on discharge of debt                                 (11,212)         -
Contract acquisition discounts                                 --       (204)
Accumulated depreciation                                     (262)      (204)
Other                                                         --         (16)
                                                          -------    -------
 Total deferred tax liabilities                           (12,047)    (2,655)
                                                          -------    -------
Net potential deferred tax asset                           34,676     22,075
Valuation allowance                                       (34,676)   (22,075)
                                                          -------    -------
Net deferred tax asset (liability)                        $    --    $    --
                                                          =======    =======
As of December 31, 1997, the Company had a net operating loss carry forward of approximately $82,884,000. As a result of the confirmed Plan at March 31, 1998, the Company's net operating loss carryforwards will be reduced effective January 1, 1999 by approximately $29,183,000 due to the cancellation of indebtedness of the Company upon its emergence from bankruptcy. The Plan has been structured so that the Company would be able to utilize any net operating loss carryovers remaining after the reduction for debt forgiveness.

However, if an "ownership change" as defined under Internal Revenue Code
Section 382 with respect to the reorganized Company occurs within the two-year period following the consummation of the Plan, any net operating losses and other pre-ownership change losses remaining after the "ownership change" will be eliminated. This result would cause the reorganized Company to owe federal income tax in excess of the amount otherwise payable absent such an "ownership change" and would severely limit the utilization of the net operating loss carryovers in the post reorganized period. The Plan prohibits the transfer of the Common Stock for a two-year period following the consummation of the Plan, although no ruling from the Internal Revenue Service will be sought to confirm that the Company had not undergone or will not undergo an "ownership change."

Note 15 -- Commitments

The Company leased its corporate office and service centers under noncancelable operating lease agreements with initial terms ranging from three to five years. These leases generally required the Company to reimburse the landlord for certain common area expenses, such as real estate taxes, utilities and maintenance; such expenses are included in rent expense. Charges to expense with respect to all operating leases totaled $1,371,000 in 1997. Future minimum rentals at December 31, 1997, are not presented due to the rejection of these pre-petition contracts in connection with the bankruptcy proceedings.

Note 16 - Reorganization Expenses

As a result of the Chapter 11 Proceeding and the development and execution of the Plan, the Company incurred the following reorganization costs which are included in the 1997 statement of operations (in thousands):


Obligation due under Excess Collections Split Agreement and
  Modified UDC Fee obligation (See Note 1)                              $ 9,553
Impairment of property and equipment                                      8,907
Provision for rejected executory contracts and real property leases       3,798
Employee retention program                                                3,131
Professional fees                                                         3,076
Write-off of pre-petition debt issuance costs                             2,018



Loss on sale of finance receivables (See Note 1)                          1,120
                                                                        -------
Total reorganization expenses                                           $31,603
                                                                        =======

In accordance with the Bankruptcy Code, the Company rejected certain pre-petition executory contracts and real property leases. Such lease rejections give rise to a right of a proof of claim for pre-petition rejection or other damages pursuant to the Bankruptcy Code and are included in provision for rejected executory contracts. These claims were included as part of the creditors for which the Company issued $44 million of debt in satisfaction of their allowed claims.

Employee Retention Program
The Company obtained the Bankruptcy Court's approval to offer various bonuses to retain key personnel in its collection centers, headquarters and loan origination centers.

Note 17 -- Disclosures About Fair Value of Financial Instruments

Limitations
Fair value estimates are made at a specific point in time and are based on relevant market value information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. The Chapter 11 Proceeding and resulting Plan had significant impact on fair value. Changes in assumptions could significantly affect these estimates.
Since the fair value is estimated as of December 31, 1997 and 1996, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different than amounts presented.

Cash and Investments Held in Trust
The carrying amount is estimated to be the fair value because of the liquidity of these instruments.

Finance Receivables and Residuals in Finance Receivables Sold
The net carrying amount of finance receivables as of December 31, 1997 and 1996 is estimated to be the fair value of the relative interest rates, maturity and repayment terms of the portfolio as compared to similar instruments.

Accounts Payable and Accrued Expenses
The carrying amount approximates fair value because of the short maturity of these instruments.

Senior Revolving Credit Facility
The carrying amount of the Company's Senior Revolving Credit Facility at December 31, 1996, approximates fair value because of its variable rate pricing terms.

Notes Payable-Securitized Pools
The carrying values of the Company's notes payable-securitized pools approximate fair value based on the terms of subsequent securitization transactions.

Subordinated Reset Notes and Debt of Reorganized Company, including obligations due under excess collections split agreement and secured claim recovery amount.



It is not practicable to determine fair value for these liabilities. The amounts presented as of December 31, 1997 represent the amounts confirmed by the Plan as of March 31, 1998.

Interest Rate Risk Management Agreements
The fair values of interest rate risk management agreements are estimated using quoted market prices. The estimated fair value of interest rate risk management agreements as of December 31, 1996 was $(347,000).

Note 18 - Related Party Transactions

UDC has been a party to the Company's Plan and previously owned common stock of the Company. Under the terms of the Plan, UDC contributed to the Company all of its shares of the Company's common stock and issued warrants of UDC to the Company for distribution in accordance with the Plan. UDC has filed a rights offering to separate UDC and its existing subsidiaries into two publicly held companies. Pursuant to the rights offering, Cygnet Financial Corporation ("Cygnet") a newly formed Delaware corporation, will acquire certain assets of UDC including the assets and liabilities of the Company acquired pursuant to the Plan.

Since early 1996, ReeseMcMahon, L.L.C. ("ReeseMcMahon") has provided financial reporting and consulting services to the Company. In April 1998, Teresa McMahon and Sandra Reese, principals of ReeseMcMahon, were named President and Secretary of the Company, respectively. ReeseMcMahon is expected to provide ongoing financial reporting and consulting services to the Company.

Note 19 - Quarterly Results (Unaudited)

The following table sets forth certain unaudited operating results for each of the four quarters ended December 31, 1997. (See Note 3). This information has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, includes all adjustments necessary to present fairly the financial information of such periods.

                                First    Second     Third       Fourth    Year
                              Quarter   Quarter   Quarter      Quarter    Ended
Dollars in thousands except per share data

1997
Interest income from finance
  receivables and other
  portfolio income           $15,976   $12,803   $13,071   $10,954     $52,804
Gain (loss) on sale of finance
 receivables                  (1,282)   (4,074)     (280)   (1,256)     (6,892)
Interest expense               5,570     6,704     4,871     3,775      20,920
Provision for credit losses    6,197     4,314       746       194      11,451
Operating expenses            14,197    15,650    13,149     1,281      44,277
Reorganization expenses           --        --     4,476    27,127      31,603
                              -------   -------   -------   -------     -------
Income (loss) before
  income taxes               (11,270)  (17,939)  (10,451)  (22,679)    (62,339)
                             -------   -------   -------    -------    -------
Net Income (loss)           $(11,270) $(17,939) $(10,451) $(22,679)   $(62,339)
                             =======   =======   =======    =======    =======
Basic income (loss) per share $(1.74)   $(2.78)   $(1.62)   $(3.53)   $ (9.67)



Weighted average number of
  common shares outstanding    6,448     6,448      6,448    6,448       6,448



                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS          EXHIBIT 23.1


To the Board of Directors
First Merchants Acceptance Corporation


We have audited the consolidated statement of deficiency in net assets available in liquidation of First Merchants Acceptance Corporation as of December 31, 1997, and consolidated statement of changes in deficiency in net assets available for liquidation for the period ended December 31, 1997. In addition, we have audited the consolidated balance sheet as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

Except as indicated in the following paragraph, we have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As a result of (i) the change in the management of the company in 1997, (ii) the inability to obtain representations and other information from current management regarding the consistency of application of accounting principles utilized in the preparation of the consolidated balance sheet as of December 31, 1996, with the preceding year and (iii) the inability to review the working papers of the prior auditors, the scope of our work was not sufficient to enable us to express and we do not express any opinion on the consistency of application of accounting principles used in the preparation of the consolidated balance sheet as of December 31, 1996, with those used in the preceding year.

As described in Note 1 to the consolidated financial statements, the United States Bankruptcy Court confirmed a Chapter 11 Plan ("Plan"), which became effective on March 31, 1998, which required the Company to liquidate over the next five years. As a result, the Company has changed its basis of accounting as of December 31, 1997 from the going concern basis to a liquidation basis.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the deficiency in net assets available in liquidation of First Merchants Acceptance Corporation as of December 31, 1997, and changes in net assets available in liquidation for the period then ended and its consolidated financial position as of December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles on the basis of accounting described in the preceding paragraph.



Schaumburg, Illinois
July 31, 1998